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November 14, 2001	Larry L. Weyers, President and CEO (920) 433-1334

Wisconsin Public Service Pleased with State Land Deal
Agreement will keep recreational opportunities open and available to the public.

Crivitz, WI - At a news conference today, Wisconsin Governor Scott McCallum announced an agreement that will bring nearly 9,200 acres of pristine forest and waterfront land, as well as islands and the water acreage along the Peshtigo River near Crivitz, WI, under State control. The agreement features land purchases by the Wisconsin Department of Natural Resources (WDNR) and significant land donations to the State from Wisconsin Public Service Corporation, a subsidiary of WPS Resources Corporation (NYSE: WPS).

WPS Chairman and CEO Larry Weyers said the deal is "a win-win-win" for the State of Wisconsin, residents of Wisconsin, and for Wisconsin Public Service.

"Our first choice was to sell the land to the State so that it could be preserved and continue to be available for public recreational use," said Weyers. "We're extremely pleased that we were able to reach agreement with the WDNR so quickly. It's a credit to the priority placed on the purchase by Governor McCallum, and to the diligence and hard work of DNR Secretary Darrell Bazzell and his staff."

Weyers also thanked Wisconsin legislators John Gard, Lorraine Seratti, David Hansen and Roger Breske for their help in facilitating the process, as well as members of the local citizens' group Public Service formed to gather input and advise the company, and Marinette County Chairman Mark Anderson, for the key roles they all played in keeping the issue at the forefront.

Public Service will retain a small portion of the land along the Peshtigo River for its hydroelectric operations and 383 acres for future development.

The future development will allow for very limited, off-water development fully consistent with the pristine nature of the property. This is an important component of the plan for several reasons. "We had to be able to offer the land at a price the State could afford, while at the same time ensuring we received a fair value for our shareholders," said Weyers. "That is why some of the land will be purchased, other parcels will be donated, and a small percentage - less than five percent - will be available for development in an environmentally responsible manner. The result is that the State will get ownership of nearly all the land while paying a very reasonable price."

Terms and conditions of the sale were not disclosed.

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